Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United's Long-Term Strategy Remains Focused on Winning Brand-Loyal Customers, Boosted by Q1 Growth in Earnings and Margins

Q1 diluted earnings per share of $2.14 up 85% year-over-year; Q1 adjusted diluted earnings per share1 of $1.19 up 31% year-over-year and within initial guidance of $1.00 to $1.50

Total operating revenue up 10.6% year-over-year; Total revenue per available seat mile up 6.9% year-over-year

Operation delivered best Q1 on-time departure rate among eight largest U.S. carriers

Plan to reduce 5 points of planned capacity for the rest of the year and expect capacity in Q3 and Q4 to be flat to up approximately 2% year-over-year

United remains focused on the long term with announcement of recent initiatives including further premium and economy cabin segmentation and enhancements to the MileagePlus program

CHICAGO, April 21, 2026 – United Airlines (UAL) today reported a first-quarter profit, delivering first-quarter pre-tax earnings of $0.9 billion, with a pre-tax margin of 6.0%, up 2.3 points year-over-year. United delivered adjusted pre-tax earnings1 of $0.5 billion, with an adjusted pre-tax margin1 of 3.4%, up 0.4 points year-over-year.
"These are results our employees can be proud of, and they show the resilience of our long-term strategy, even in the face of escalating fuel expense," said United CEO Scott Kirby. "Our strong financial position and success in winning brand-loyal customers enabled United to quickly make tactical adjustments to higher fuel prices while maintaining our long-term focus."
"Moments of uncertainty for the airline industry may also create opportunity for United," Kirby said. "We have demonstrated quarter after quarter that we are built to withstand disruptions, and this moment is no different. We'll stay nimble in the short term while continuing to grow the airline and invest in our customers, product and people."
United delivered strong first-quarter results despite challenges, including a $340 million increase in fuel expense compared to the first quarter of 2025. United's capacity and revenue initiatives are intended to recapture this increase over the long term while maintaining the offerings that are winning brand-loyal customers. United's diverse revenue streams remained resilient, including premium revenue up 14% compared to the first quarter of 2025, loyalty revenue up 13%, and revenue from Basic Economy up 7%. Business revenue also remained strong at
1 For additional information about the non-GAAP financial measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Announces First-Quarter 2026 Results
up 14% for the first quarter. The first quarter was United's highest-revenue first quarter ever, with positive PRASM growth in every region2.
Oil prices remain volatile and elevated versus the start of the year. United has already begun adjusting its schedule for the rest of 2026 to account for higher fuel prices with an expected 5-point capacity reduction versus its original plan. As a result, the Company expects capacity in the third and fourth quarters of 2026 to be flat to up approximately 2% year-over-year. United will continue to be nimble with capacity, with additional reductions or restored flying as appropriate to meet anticipated demand.
United expects to take delivery of more than 250 new aircraft by April 2028, and customers are benefiting from United innovations throughout every cabin. The airline announced several industry-leading customer enhancements during the quarter, including its planned "Coastliner" Airbus A321neo, the "Born to Explore" Airbus A321XLR, the new CRJ450 with its spacious United First cabin, and the United Relax Row℠ across a row of United Economy®-class seats. Starlink installations are accelerating and United expects to bring fast, free Wi-Fi for MileagePlus® members to the whole fleet by the end of 2027. On April 1, United announced a new way to monitor TSA wait times in its mobile app. Nearly 1.6 million customers used this feature in the first two weeks after rollout.
United carried the most passengers in a first quarter in its history and achieved the best on-time departure rate for the quarter among the eight largest U.S. carriers. March was the fourth month in a row United achieved the best on-time departure rate among U.S. carriers. For the quarter, United's per-seat cancellation rate averaged 44% lower than the next two largest U.S. carriers by available seat miles.
United continued to strengthen its balance sheet as it works toward its goal of investment grade credit ratings by paying down $3.1 billion in debt during the quarter. Additionally, for the first time since 2019, United returned to the unsecured market and successfully raised $2 billion across two unsecured bond issuances — exceeding initial expectations. At the end of the first quarter, net leverage1 was 2.0x for the last twelve months.
2 Regions include Domestic, Atlantic, Pacific, and Latin America. Details can be found in the "Passenger Revenue Information and Statistics" table below.

United Airlines Reports First-Quarter 2026 Results
First-Quarter Financial Results
•Capacity up 3.4% compared to first-quarter 2025.
•Total operating revenue of $14.6 billion, up 10.6% compared to first-quarter 2025.
•TRASM up 6.9% compared to first-quarter 2025.
•CASM up 4.4%, and CASM-ex1 up 5.9%, compared to first-quarter 2025.
•Pre-tax earnings of $0.9 billion, with a pre-tax margin of 6.0%; adjusted pre-tax earnings1 of $0.5 billion, with an adjusted pre-tax margin1 of 3.4%.
•Net income of $0.7 billion; adjusted net income1 of $0.4 billion.
•Diluted earnings per share of $2.14; adjusted diluted earnings per share1 of $1.19.
•Average fuel price per gallon of $2.78.
•Generated $4.8 billion of operating cash flow.
•Generated $2.9 billion of free cash flow1.
•Ending available liquidity3 of $17.2 billion.
•Total debt, finance lease obligations and other financial liabilities of $24.2 billion at quarter end.
•Trailing twelve months net leverage1 of 2.0x.
•Repurchased approximately $27 million of shares in the first quarter 2026.
Key Highlights
•Unveiled United Relax Row, a set of United Economy seats that transform into a couch for long-haul international flights. United will be the first North American airline to offer this exclusive design.
•Announced the planned introduction of the United A321neo “Coastliner” and CRJ-450 in the second half of 2026, as part of the anticipated delivery of more than 250 new aircraft by April 2028.
•Completed Starlink Wi-Fi installations on a total of 327 dual-class United Express aircraft, with Starlink installations expected fleet-wide by the end of 2027.
•Reached a tentative agreement with the Association of Flight Attendants; if ratified, United's 30,000 flight attendants will receive industry-leading wages, better scheduling and other quality-of-life improvements.
•Enhanced miles earnings for United MileagePlus primary cardholders, offering up to twice as many miles per dollar for United flights than non-cardholders, and at least 10% off award tickets and access to special inventory.
Customer Experience
•Achieved the best first-quarter customer satisfaction scores for on-time customers as measured by the Net Promoter Score, including categories such as inflight entertainment, gate, boarding and security. On April 1, United unveiled TSA wait times within the United mobile app. Nearly 1.6 million customers used this feature in the first two weeks.
3 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports First-Quarter 2026 Results
•An all-time high of 87% of customers used digital check-in, and a record 86% of customers used the United app on the day of travel.
•Expanded Touchless ID so customers traveling with their family or other multi-passenger reservations can opt-in independently of others in their group. Roughly 141% more customers in multi-passenger itineraries opted-in to Touchless ID with the change.
•Embedded live weather maps directly into customer messages.
•Announced a collaboration with Chef’s Table to introduce 10 exclusive meals to United Polaris® dining starting August 1.
•Launched the next phase of the BlueSky collaboration with JetBlue, enabling customers to book directly within each airline’s booking path.
Operations
•Carried the most passengers in the first quarter in United's history, and set the record for the most narrowbody departures scheduled for the first quarter among U.S carriers.
•Achieved a per-seat cancellation rate averaged 44% lower than the next two largest U.S. carriers by available seat miles.
•During the spring break travel period, offered the most daily available seat miles on average of all major U.S. carriers and achieved United's best on-time departure performance since 2019.
•Achieved the best on-time departure rate for the quarter among the eight largest U.S. carriers, closing out March as the fourth consecutive month with the best on-time departure rate among this group, the longest streak in United’s history.

Network
•Began selling tickets from San Francisco to Singapore for the first 787-9 Dreamliner with the new Elevated interior, introducing customers to the new aircraft with 99 total premium seats, including 64 United Polaris seats and the new United Polaris Studio℠ product.
•Amid the spring break travel season, United flew the largest Florida schedule in United’s history.
•Launched 14 domestic routes to new destinations including Carlsbad, California; Abilene, Texas; Lynchburg, Virginia; Paducah, Kentucky; and Roswell, New Mexico.
•Unveiled the first Guam-based Boeing 737 MAX 8 in March, significantly improving the customer experience on Micronesia and intra-Asia routes with seatback entertainment at every seat, larger overhead bins and Wi-Fi.
Employees, Communities and Investments
•Named to Fortune's "World's Most Admired Companies" and TIME's "America's Most Iconic Companies," while the MileagePlus program was recognized as one of Newsweek's "Most Trusted Brands in the U.S.”

United Airlines Reports First-Quarter 2026 Results
•Recognized as a leading workplace in Forbes list of “Best Large Employers,” Newsweek’s “America’s Greatest Workplaces for Women” and Handshake’s “Early Talent Award.”
•Named a finalist for two 2026 Halo Awards from Engage for Good in recognition of disaster relief efforts, including Los Angeles Wildfire recovery support.
•Transported over 322 million pounds of cargo, including nearly 9 million pounds of medical shipments and 257 thousand pounds of military shipments.
•Employees volunteered nearly 7,000 hours in local communities across hub communities, participating in meal packing events, young adult aviation programs and more.
•Donated 9.8 million miles to non-profit organizations in partnership with MileagePlus members.
•Hosted the Special Olympics Service Ambassador Summit (SOSA) to celebrate and further the leadership skills in United’s SOSA Program. In February, United supported the advocacy of more than 300 Special Olympics athletes, organizers and partners in the annual Special Olympics Capitol Hill Day.

United Airlines Reports First-Quarter 2026 Results
Earnings Call
UAL will hold a conference call to discuss first-quarter 2026 financial results, as well as its financial and operational outlook for the second-quarter 2026 and beyond, on Wednesday, April 22, 2026 at 9:30 a.m. CDT/10:30 a.m. EDT. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain second quarter 2026 and beyond financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website and Social Media Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance (including financial guidance), reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information (including financial guidance) and for complying with our disclosure obligations under Regulation FD. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. Our executive officers may also use certain social media channels, such as X and LinkedIn, to communicate information about earnings results and company updates, which may be of interest to our investors or could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, capital allocation and investments, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, corporate citizenship-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking

United Airlines Reports First-Quarter 2026 Results
statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; unfavorable developments affecting our MileagePlus loyalty program our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports (including as a result of government shutdowns); geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflicts across the globe, as well as any escalation of the broader economic consequences of any conflicts beyond their current scope or a delay in any planned resumption of service to area impacted by conflict); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel, including as a result of the military conflict in Iran; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors and in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures typically have exclusions or adjustments that include

United Airlines Reports First-Quarter 2026 Results
one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2026	2025
Operating revenue:
Passenger revenue	$13,166	$11,860	11.0
Cargo revenue	422	429	(1.6)
Other operating revenue	1,020	923	10.5
Total operating revenue	14,608	13,213	10.6

Operating expense:
Salaries and related costs	4,562	4,155	9.8
Aircraft fuel	3,041	2,701	12.6
Landing fees and other rent	948	873	8.6
Aircraft maintenance materials and outside repairs	854	731	16.8
Depreciation and amortization	756	727	4.0
Regional capacity purchase	692	650	6.5
Distribution expenses	522	496	5.2
Aircraft rent	83	51	62.0
Special charges (credits)	(389)	(108)	NM
Other operating expenses	2,542	2,326	9.3
Total operating expense	13,611	12,605	8.0

Operating income	997	607	64.2

Nonoperating income (expense):
Interest expense	(327)	(356)	(8.1)
Interest income	135	164	(17.7)
Interest capitalized	54	48	13.7
Unrealized losses on investments, net	(13)	(21)	(35.4)
Miscellaneous, net	24	36	(32.1)
Total nonoperating expense, net	(127)	(129)	(1.6)

Income before income taxes	870	478	81.9

Income tax expense	172	91	88.4
Net income	$699	$387	80.4

Earnings per share, diluted	$2.14	$1.16	84.5
Diluted weighted-average shares outstanding	326.8	333.0	(1.9)
NM-Greater than 100% change or otherwise not meaningful.
 `

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	1Q 2026 Passenger Revenue	Passenger Revenue vs. 1Q 2025	Passenger Revenue per Available Seat Mile ("PRASM") vs. 1Q 2025	Yield vs. 1Q 2025	Available Seat Miles ("ASMs") vs. 1Q 2025	1Q 2026 ASMs	1Q 2026 Revenue Passenger Miles ("RPMs")
Domestic	$7,915	10.2%	7.9%	5.9%	2.2%	42,713	34,915

Europe	1,742	18.0%	12.6%	5.3%	4.8%	10,677	8,328
Middle East/India/Africa	322	23.9%	3.6%	1.7%	19.6%	2,205	1,808
Atlantic	2,064	18.9%	11.0%	4.6%	7.1%	12,882	10,136
Pacific	1,730	14.5%	8.1%	1.6%	5.9%	12,608	10,319
Latin America	1,456	1.8%	0.9%	0.1%	0.8%	9,494	8,015
International	5,251	12.2%	7.0%	2.3%	4.9%	34,985	28,470

Consolidated	$13,166	11.0%	7.4%	4.2%	3.4%	77,698	63,385

Select operating statistics are as follows:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2026	2025
Passengers (thousands) (a)	42,486	40,806	4.1
RPMs (millions) (b)	63,385	59,517	6.5
ASMs (millions) (c)	77,698	75,155	3.4
Passenger load factor: (d)
Consolidated	81.6%	79.2%	2.4	pts.
Domestic	81.7%	80.3%	1.5	pts.
International	81.4%	77.8%	3.5	pts.
PRASM (cents)	16.95	15.78	7.4
Total revenue per available seat mile ("TRASM") (cents)	18.80	17.58	6.9
Average yield per RPM (cents) (e)	20.77	19.93	4.2
Cargo revenue ton miles (millions) (f)	878	889	(1.2)
Aircraft in fleet at end of period	1,526	1,442	5.8
Average stage length (miles) (g)	1,465	1,454	0.7
Employee headcount, as of March 31 (thousands)	115.6	109.2	5.9
Cost per ASM ("CASM") (cents)	17.52	16.77	4.4
CASM-ex (cents) (h)	13.95	13.17	5.9
Average aircraft fuel price per gallon	$2.78	$2.53	9.9
Fuel gallons consumed (millions)	1,093	1,067	2.4
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM-ex: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and Adjusted EBITDAR: We calculate Adjusted EBITDA by adding interest, taxes, depreciation and amortization to net income and adjusting for special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance. Adjusted EBITDA is further adjusted by the fixed portion of operating lease expense to calculate Adjusted EBITDAR to provide investors with enhanced comparability to our peers and better reflect our performance.
Adjusted Capital Expenditures: UAL believes that adjusting capital expenditures for assets acquired through the issuance or modification of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures.
Free Cash Flow: We define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. We believe adjusting for short-term investments and restricted cash activity provides investors a better understanding of the company's free cash flow generated by our core operations. We also believe our methodology provides investors with enhanced comparability to our peers and better reflects our performance.
Free Cash Conversion: Free cash conversion is a non-GAAP financial measure that is equal to free cash flow divided by adjusted net income. UAL provides free cash conversion because it provides a better understanding of the company's free cash flow generated by our core operations relative to our profitability. We are not providing a target for or a reconciliation to net cash provided by operating activities or net income, the most directly comparable GAAP measures, because we are unable to predict the excluded items contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month Adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level. See the above descriptions of Adjusted Net Debt and Adjusted EBITDAR.

	Three Months Ended March 31,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2026	2025
CASM (GAAP)	17.52	16.77	4.4
Fuel expense	3.91	3.59	8.9
Profit sharing	0.08	0.06	32.5
Third-party business expenses	0.08	0.09	(8.3)
Special charges (credits)	(0.50)	(0.14)	NM
CASM-ex (Non-GAAP)	13.95	13.17	5.9

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended March 31,		Twelve Months Ended March 31,
Adjusted EBITDA and Adjusted EBITDAR (in millions)	2026	2025	2026	2025
Net income (GAAP)	$699	$387	$3,665	$3,660
Adjusted for:
Depreciation and amortization	756	727	2,968	2,947
Interest expense, net of capitalized interest and interest income	138	144	550	606
Income tax expense	172	91	1,033	1,150
Special charges (credits)	(389)	(108)	(23)	(8)
Nonoperating unrealized (gains) losses on investments, net	13	21	(12)	183
Nonoperating debt extinguishment and modification fees	4	—	24	93
Adjusted EBITDA (non-GAAP)	$1,392	$1,263	$8,205	$8,631
Adjusted EBITDA margin (non-GAAP)	9.5%	9.6%	13.6%	14.9%

Adjusted EBITDA (non-GAAP)	$1,392	$1,263	$8,205	$8,631
Fixed portion of operating lease expense	245	212	927	848
Adjusted EBITDAR (non-GAAP)	$1,637	$1,475	$9,132	$9,479

	Three Months Ended March 31,
Adjusted Capital Expenditures (in millions)	2026	2025
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,672	$1,233
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	23	(1)
Operating leases converted to finance leases	24	—
Adjusted capital expenditures (Non-GAAP)	$1,719	$1,232

	Three Months Ended March 31,		Twelve Months Ended March 31,
Free Cash Flow (in millions)	2026	2025	2026	2025
Net cash provided by operating activities (GAAP)	$4,799	$3,710	$9,520	$10,307
Net cash used in investing activities (GAAP)	(1,894)	(1,462)	(6,783)	(5,554)
Adjusted for:
Net change in short-term investments	—	254	338	369
Net change in restricted cash	(2)	(190)	225	(83)
Free cash flow (Non-GAAP)	$2,903	$2,312	$3,301	$5,039

	March 31,		Increase/ (Decrease)
Adjusted Total Debt, Adjusted Net Debt and Net Leverage (in millions)	2026	2025
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$24,193	$27,663	$(3,470)
Operating lease obligations - current and noncurrent	6,778	5,262	1,516
Pension and postretirement liabilities - noncurrent	1,077	1,252	(175)
Adjusted total debt (Non-GAAP)	$32,047	$34,177	(2,130)
Less: Cash and cash equivalents	$7,869	$9,370	(1,501)
Short-term investments	6,298	5,960	338
Adjusted net debt (Non-GAAP)	$17,880	$18,847	(967)
Net leverage (Non-GAAP)	2.0	2.0	—	pts.

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended March 31,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2026	2025
Operating expenses (GAAP)	$13,611	$12,605	8.0
Special charges (credits)	(389)	(108)	NM
Operating expenses, excluding special charges	14,001	12,713	10.1
Adjusted to exclude:
Fuel expense	3,041	2,701	12.6
Profit sharing	59	43	37.0
Third-party business expenses	65	68	(5.2)
Adjusted operating expenses (Non-GAAP)	$10,836	$9,900	9.5

Operating income (GAAP)	$997	$607	64.2
Special charges (credits)	(389)	(108)	NM
Adjusted operating income (Non-GAAP)	$608	$500	21.7

Operating margin	6.8%	4.6%	2.2	pts.
Adjusted operating margin (Non-GAAP)	4.2%	3.8%	0.4	pts.

Pre-tax income (GAAP)	$870	$478	81.9
Adjusted to exclude:
Special charges (credits)	(389)	(108)	NM
Unrealized losses on investments, net	13	21	(35.4)
Debt extinguishment and modification fees	4	—	NM
Adjusted pre-tax income (Non-GAAP)	$498	$391	27.3

Pre-tax margin (GAAP)	6.0%	3.6%	2.3	pts.
Adjusted pre-tax margin (Non-GAAP)	3.4%	3.0%	0.4	pts.

Net income (GAAP)	$699	$387	80.4
Adjusted to exclude:
Special charges (credits)	(389)	(108)	NM
Unrealized losses on investments, net	13	21	(35.4)
Debt extinguishment and modification fees	4	—	NM
Income tax expense on adjustments, net	62	2	NM
Adjusted net income (Non-GAAP)	$389	$302	28.8

Diluted earnings per share (GAAP)	$2.14	$1.16	84.5
Adjusted to exclude:
Special charges (credits)	(1.19)	(0.32)	NM
Unrealized losses on investments, net	0.04	0.06	NM
Debt extinguishment and modification fees	0.01	—	NM
Income tax expense on adjustments, net	0.19	0.01	NM
Adjusted diluted earnings per share (Non-GAAP)	$1.19	$0.91	30.8

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2026 (UNAUDITED)	December 31, 2025
ASSETS
Cash and cash equivalents	$7,869	$5,942
Short-term investments	6,298	6,298
Receivables, net	2,660	2,391
Aircraft fuel, spare parts and supplies, net	1,718	1,556
Prepaid expenses and other	847	671
Total current assets	19,392	16,857
Operating property and equipment, net	47,071	46,121
Operating lease right-of-use assets	5,740	4,958
Goodwill	4,527	4,527
Intangible assets, net	2,650	2,655
Investments in affiliates and other, net	1,561	1,330
Total noncurrent assets	61,549	59,591
Total assets	$80,941	$76,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,377	$4,567
Accrued salaries and benefits	3,071	3,900
Advance ticket sales	11,670	8,131
Frequent flyer deferred revenue	3,832	3,721
Current maturities of long-term debt, finance leases, and other financial liabilities	2,253	4,426
Current maturities of operating leases	748	631
Other	830	757
Total current liabilities	27,781	26,133
Long-term debt, finance leases, and other financial liabilities	21,940	20,562
Long-term obligations under operating leases	6,030	5,417
Frequent flyer deferred revenue	4,103	4,056
Pension and postretirement benefit liability	1,077	1,058
Deferred income taxes	2,617	2,463
Other	1,518	1,478
Total noncurrent liabilities	37,284	35,033
Total stockholders' equity	15,876	15,282
Total liabilities and stockholders' equity	$80,941	$76,448

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Three Months Ended March 31,
	2026	2025
Operating Activities:
Net cash provided by operating activities	$4,799	$3,710

Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(1,672)	(1,233)
Purchases of short-term and other investments	(2,356)	(2,246)
Proceeds from sale of short-term and other investments	2,269	2,023
Proceeds from sale of property and equipment	9	29
Other, net	(144)	(35)
Net cash used in investing activities	(1,894)	(1,462)

Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	2,233	(3)
Payments of long-term debt, finance leases and other financial liabilities	(3,092)	(1,011)
Repurchases of common stock	(27)	(349)
Other, net	(90)	(94)
Net cash used in financing activities	(976)	(1,457)
Net increase in cash, cash equivalents and restricted cash	1,929	791
Cash, cash equivalents and restricted cash at beginning of the period	6,081	8,946
Cash, cash equivalents and restricted cash at end of the period (a)	$8,011	$9,737

Investing and Financing Activities Not Affecting Cash:
Right-of-use assets acquired or modified through operating leases	$902	$419
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	23	(1)
Operating leases converted to finance leases	24	—
Investment interests received in exchange for loans, goods and services	50	—

(a) The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash and cash equivalents	$7,869	$9,370
Restricted cash in Prepaid expenses and other	—	200
Restricted cash in Investments in affiliates and other, net	142	167
Total cash, cash equivalents and restricted cash	$8,011	$9,737

United Airlines Reports First-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized losses on investments, net include the following:

	Three Months Ended March 31,
(in millions)	2026	2025
Operating:
(Gains) losses on sale of assets and other special charges	$(389)	$(108)
Total operating special charges (credits)	(389)	(108)

Nonoperating:
Nonoperating unrealized losses on investments, net	13	21
Nonoperating debt extinguishment and modification fees	4	—
Total nonoperating special charges and unrealized losses on investments, net	18	21
Total operating and nonoperating special charges (credits) and unrealized losses on investments, net	(372)	(87)
Income tax expense, net of valuation allowance	62	2
Total operating and nonoperating special charges (credits) and unrealized losses on investments, net of income taxes	$(310)	$(85)
During the three months ended March 31, 2026, and 2025, the company recorded $389 million and $108 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $444 million and $110 million, respectively, of gains on various aircraft sale-leaseback transactions.
The company's effective tax rates were as follows:

	Three Months Ended March 31,
	2026	2025
Effective tax rate	19.7%	19.0%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.
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